Exhibit 99.1

                                  PRESS RELEASE

                                                                   July 16, 2003
                                                          Contact: Tiffany Glenn
                                                                  (757) 436-1000

                       HAMPTON ROADS BANKSHARES ANNOUNCES
                            34% INCREASE IN EARNINGS

CHESAPEAKE, VA - Hampton Roads Bankshares, Inc. (OTC Bulletin Board: HMPR), parent company of Bank of Hampton Roads, is pleased to announce net income of $2,010,436, or $0.25 per diluted share, for the six months ended June 30, 2003. These outstanding results represent a 34% increase over earnings of $1,500,400, or $.19 per diluted share, for the first half of 2002. Net income for the second quarter of 2003 was $1,040,024, an increase of 27% over the $820,297 earned during the second quarter of 2002.

      As of June 30, 2003, the Company's assets reached a new high of $305 million, an increase of 13% or $35 million over assets of $271 million at June 30, 2002. The favorable financing environment continues to generate record loan demand for the Company. Total loans, the Company's largest and most profitable asset, ended the second quarter at $210 million, up $15 million or 8% from the same time last year. During the last twelve months, the Company has closed 1,719 new loans totaling over $132 million. New home building continues to flourish in the Hampton Roads market thanks in part to the low mortgage rates; since June 30, 2002, the Company's construction loan portfolio has increased 35% to $44 million as of June 30, 2003. By extending excellent, responsive service and competitive rates, Bank of Hampton Roads maintains its reputation as one of the area's preeminent construction lenders.

      The Company increased its investment portfolio and overnight funds sold by 23% since the second quarter of 2002 from $53 million to $65 million. This large increase was driven by a $22 million or 10% increase in the Company's deposits to a record $243 million as of June 30, 2003. Excess deposit funds that could not be immediately utilized by the Company to fund new loans were invested in high quality investment securities, money market instruments and federal funds. In addition, during this time period the Company itself took advantage of the low interest environment by borrowing $17.5 million from the Federal Home Loan Bank and investing these funds into higher-yielding securities.

      In the last 12 months, the Company has opened 9,446 new deposit accounts. Most of the dollar growth in the Company's deposits was in the form of non or lower interest bearing accounts such as demand deposit accounts, statement savings and money market accounts; collectively, the deposits in these types of products (also defined as core deposits) make up 57% of the Company's total deposits. The Company attributes its deposit growth to several factors: its vast and convenient network of office locations, efforts of experienced personnel to attract new accounts, and increased advertising highlighting the Bank's heritage and its commitment to extending excellent customer service.

      Because of the $15 million increase in outstanding loans as well as the 23% increase in the Company's investments, the Company's interest income increased by $486,657 or 6% over June 30, 2002 to $8,783,759. Also, as a result of a change in the Company's deposit mix as well as the re-pricing of many of the Company's time deposits to the prevailing lower rates, the Company's interest expense was $2,304,498, down 14% or $374,334 from the same time last year. These results led to a 15% increase in the Company's net interest income to $6,479,261. Continuous short-term rate cuts by the Federal Reserve have contributed to the decline in the Company's net interest margin, which was down 15 basis points from June 30, 2002 to 4.80%.

      The Company's non-interest income as of June 30, 2003 was $1,655,287, an increase of over 26% from June 30, 2002. Fees and service charges generated from deposit accounts, the Company's largest source of non-interest income, totaled $1,047,371 as of June 30, 2003, an increase of 32% over the same time last year.

      The Company's return on assets for the second quarter of 2003 was 1.39% and serves as a key indicator of the Company's earnings strength and efficiency. This is the forty-first (41st) consecutive quarter the Company has achieved a return on assets superior to the 1.00% benchmark considered sound and high-performing for financial institutions. Prudent capital management techniques along with the increase in earnings contributed to a 24% increase in the return on equity ratio to 10.49% for the six months ended June 30, 2003 compared to the same period in 2002.

      Considering the Company's outstanding performance during the first half of the year, management is optimistic about its overall financial potential for the Year 2003. The Board's confidence in the Company's performance is evident with its recent declaration of a $0.15 semi-annual dividend payable on September 15, 2003 to shareholders of record as of August 15, 2003. This is the thirteenth consecutive dividend paid by Hampton Roads Bankshares and the second dividend payment the Company has made to shareholders this year. In March 2003, shareholders received an annual dividend in the amount of $0.27 per share representing the Company's success during 2002. The Board will give consideration to another dividend upon review of year-end earnings for 2003. The Company's current dividend payment of $0.15 per share represents an annualized dividend of $0.30 per share and is an 11% increase over the dividend paid upon 2002 earnings.

      Hampton Roads Bankshares is traded on the Over the Counter Bulletin Board under the symbol HMPR. Bank of Hampton Roads has been in business since 1987 and operates 15 offices throughout the cities of Chesapeake, Virginia Beach, Norfolk and Suffolk. Additional information about the Company and its subsidiaries can be found on the Web at www.bankofhamptonroads.com.

                         Hampton Roads Bankshares, Inc.
                              Financial Highlights
                                    Unaudited

                Operating Results                                     Three Months Ended                   Six Months Ended
                -----------------                               -------------------------------     --------------------------------
                                                                June 30, 2003     June 30, 2002     June 30, 2003      June 30, 2002
                                                                -------------     -------------     -------------      -------------
Interest income                                                   $4,420,304        $4,310,010        $8,783,759        $8,297,102

Interest expense                                                   1,117,741         1,371,673         2,304,498         2,678,832
                                                                  ----------------------------------------------------------------

Net interest income                                                3,302,563         2,938,337         6,479,261         5,618,270

Provision for loan losses                                             84,000           123,000           169,000           222,000

Noninterest income                                                   841,145           709,030         1,655,287         1,317,769

Noninterest expense                                                2,483,138         2,284,082         4,920,216         4,443,294
                                                                  ----------------------------------------------------------------

Income before provision for income taxes                           1,576,570         1,240,285         3,045,332         2,270,745

Provision for income taxes                                           536,546           419,988         1,034,896           770,345
                                                                  ----------------------------------------------------------------

Net income                                                        $1,040,024        $  820,297        $2,010,436        $1,500,400
                                                                  ================================================================

                 Per Share Data
                 --------------
Basic earnings                                                    $     0.13        $     0.11        $     0.26        $     0.20

Diluted earnings                                                         .13               .10               .25               .19

                                                                       At period end
                                                               -------------------------------
                 Per Share Data                                June 30, 2003     June 30, 2002
                 --------------                                -------------     -------------

Book value                                                      $       5.15      $       4.74

Shares outstanding at period end                                   7,800,642         7,639,974

               Month End Balances
               ------------------
Assets                                                          $305,486,913      $270,678,319

Loans                                                            210,093,929       194,686,484

Investment securities1                                            53,602,271        37,425,403

Deposits                                                         243,307,065       221,502,404

Shareholders' equity                                              40,176,244        36,206,028

              YTD Average Balances
              --------------------
Assets                                                          $292,520,230      $247,230,943

Loans                                                            209,075,578       188,800,439

Investment securities1                                            55,845,105        26,758,698

Deposits                                                         237,247,227       204,153,812

Shareholders' Equity                                              38,648,025        35,745,097

                     Ratios
                     ------
Return on average assets                                                1.39%             1.22%

Return on average equity                                               10.49%             8.46%

Period end shareholders' equity to total assets                        13.15%            13.38%

Loan loss allowance to period end loans                                 1.34%             1.15%

Net interest margin                                                     4.80%             4.95%

1 On December 31, 2002, all investment securities classified as held to maturity were transferred to the available for sale classification.

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology evolving banking industry standards.